As filed with the Securities and Exchange Commission on April 9, 1998

                                                       Registration No. 33-99180
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       On
                                    FORM S-3
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                         FIRST SOUTH AFRICA CORP., LTD.
             (Exact name of registrant as specified in its charter)

             Bermuda                                           Not Applicable
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                -----------------

                                 Clarendon House
                                  Church Street
                                 Hamilton HM CX
                                     Bermuda
                                 (441) 295-1422
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                -----------------

                                 Clive Kabatznik
                                    President
                       First South Africa Management Corp.
                         2665 South Bayshore, Suite 702
                          Coconut Grove, Florida 33133
                                 (305) 857-5009
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                             Henry I. Rothman, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                               Tel: (212) 704-6000
                               Fax: (212) 704-6288
                                -----------------

            Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.                                                               [X]

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier
effective registration statement for the same offering.                      [_]

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.                                             [_]

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box.                                    [_]


================================================================================

--------------------------------------------------------------------------------
"Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or gratification under the securities laws of any such state."
--------------------------------------------------------------------------------


                    Subject to Completion Dated April 9, 1998

PROSPECTUS
--------------------------------------------------------------------------------


                            885,749 Class A Warrants
                            819,803 Class B Warrants

                        2,591,301 Shares of Common Stock
                           (par value $.01 per share)
          (Issuable upon the exercise of Class A and Class B Warrants)

                         FIRST SOUTH AFRICA CORP., LTD.


--------------------------------------------------------------------------------


            This Prospectus is being delivered to the holders of 885,749 redeemable Class A warrants (the "Class A Warrants") and to the holders of 819,803 redeemable Class B warrants (the "Class B Warrants") that were issued by First South Africa Corp., Ltd., a Bermuda corporation (the "Company"). The Class A Warrants and Class B Warrants were issued by the Company as part of its initial public offering (the "Initial Public Offering"), which was declared effective on January 24, 1996. The Warrants include those issued on the closing of the Initial Public Offering upon the automatic conversion of warrants acquired by certain persons in the Company's private placement in November 1995. One Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock $.01 par value ("Common Stock"), and one Class B Warrant at an exercise price of $6.50, subject to adjustment, until January 24, 2001. One Class B Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $8.75, subject to an adjustment, until January 24, 2001. This Prospectus is being delivered to facilitate the exercise of such Warrants.

            The Class A Warrants and the Class B Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' prior written notice, provided the average of the closing bid prices of the Common Stock exceeds $9.10 with respect to the Class A Warrants or $12.25 with respect to the Class B Warrants (subject to an adjustment in each case) for 30 consecutive business days ending within 15 days of the date on which notice of redemption is given. See "Description of Securities".

            AN INVESTMENT IN THE COMPANY'S SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 8.

            Warrants may only be exercised if, at the time of exercise, the Common Stock is registered (and the Registration Statement of which this Prospectus forms a part is current) under the Securities Act of 1933 (the "1933 Act") and registered or qualified for sale under applicable state securities laws, or the issuance of such Common Stock is exempt from such registration and/or qualification.

           A copy of this Prospectus, accompanied by a copy of the Company's latest Annual Report to Shareholders and Proxy Statement, will be sent to a holder of Warrants prior to such Warrantholder's election to exercise Warrants.

           The Common Stock of the Company is traded on The Nasdaq National Market ("Nasdaq") under the symbol FSACF. On April 1, 1998, the closing bid price of the Common Stock on the Nasdaq was $7-7/16 per share.


--------------------------------------------------------------------------------
                           Price to    Underwriting Discounts    Proceeds to the
                            Public       And Commissions(1)          Company
--------------------------------------------------------------------------------
Per Class A Warrant.......  $6.50             $287,868             $5,469,500
Per Class B Warrant.......  $8.75             $746,179             $14,177,401
--------------------------------------------------------------------------------
(1)   Assuming payment of the Warrant Solicitation Fee

                             ----------------------

                 The date of this Prospectus is April ___, 1998

                              AVAILABLE INFORMATION

            The  Company  is subject to the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

            1. The Company's Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 0-27494);

            2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 (File No. 0-27494);

            3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997 (File No. 0-27494);

            4.    The  Company's  Current  Report  on Form 8-K  (filed on May 8,
                  1997) as amended on Form 8-K/A (filed on July 3, 1997);

            5. The Company's Current Report on Form 8-K (filed on September 10, 1997); and

            6. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, which was filed on January 1, 1996 (File No. 0-24624 ) as amended on Form 8-A/A (filed on January 16, 1996).

                        All  Registration  Exhibits  which have been  previously
            filed  with  the  Company's   Registration  Statement  on  Form  S-1
            (Registration No. 333-33561), are incorporated herein by reference.

            All documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            This Prospectus does not contain all the information set forth in the Registration Statement (No. 33-99180) on Form S-1 (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the office of the Commission.

           THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE

INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE EXPRESSLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO FIRST SOUTH AFRICA MANAGEMENT CORP., 2665 SOUTH BAYSHORE, SUITE 702, COCONUT GROVE, FLORIDA 33133, ATTENTION:
MR. CLIVE KABATZNIK, (305) 857-5009.

                               PROSPECTUS SUMMARY

            The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus. References to a fiscal year are to the Company's fiscal year ended June 30 of that year (e.g., references to "fiscal 1997" are to the Company's fiscal year ended June 30, 1997).

                                   The Company

            First South Africa Corp., Ltd., (the "Company") was organized to acquire, own and operate seasoned, closely-held companies in South Africa with annual sales in the range of approximately $5 to $50 million. The Company has acquired through its wholly-owned subsidiary, First South African Holdings (Pty) Ltd. ("FSAH"), sixteen businesses based in South Africa ("the Acquisitions") that are as a group engaged in the following industry segments:

            1.        Processed foods.
            2.        Lifestyle Products.
            3.        Plastic packaging materials and machinery.
            4.        Air conditioning and refrigeration machinery components.
            5.        Metal washers used in the fastener industry.

            In June 1997, FSAH transferred all of the shares of four of the Acquisitions to First S.A. Food Holdings Ltd ("FSA Food") and completed (i) the initial public offering, effected only in South Africa, of 5,000,000 ordinary shares of common stock of FSA Food, which shares are listed on the Johannesburg Stock Exchange, (ii) an institutional private placement in South Africa of 20,000,000 ordinary shares of common stock of FSA Food, and (iii) a private placement of 12,500,000 ordinary shares of common stock to management and staff. As of December 2, 1997, FSAH owned 70% of the issued and outstanding shares of FSA Food.

            In the quarter ended December 31, 1997, the Company, through its subsidiary First SA Life Style Holdings, completed a number of acquisitions, which expanded the scope of the Company's operations into the lifestyle products industry, including:

            (i) SA Leisure, a manufacturer of a broad range of injection molded plastic furniture, household, luggage and do-it-yourself products (the terms of the acquisition call for a payment of approximately $5.36 million in cash and 142,918 shares of common stock as well as an additional $2 million in shares of First SA Lifestyle Holdings);

            (ii) Republic Umbrella Manufacturers, an assembler and distributor of a wide variety of umbrellas and other related outdoor products (the terms of the acquisition call for a payment of approximately $4.33 million in cash as well as an additional $640,000 in shares of First SA Lifestyle Holdings; an additional payment, the value of which is contingent on future performances, shall be made over the next year);

            (iii) Galactex Outdoor (Pty) Ltd., the sole distributor of the Weber-Stephens range of outdoor products in South Africa as well as a broad range of other barbecue products (the terms of the acquisition call for a payment of approximately $2.3 million in cash as well as an additional $1.1 million in shares of First SA Lifestyle Holdings).

            In the quarter ended December 31, 1997, the Company also acquired Pacforce, a company specializing in the production and sale of plastic packaging materials. The terms of the acquisition call for an initial payment of approximately $205,000 in cash, and approximately 34,000 shares of stock. Additional payments contingent upon future performance shall be made over the next three and a half years.

            FSAH manages the Company's business interests in South Africa. FSAH monitors the operational performance of its subsidiaries and seeks out prospective acquisition candidates in businesses that complement or are otherwise related to the Company's existing businesses, and in other businesses that may be identified by the Company's management.

            The Company was formed in September 1995. The Company's principal executive offices are located at Clarendon House, Church Street, Hamilton HM II Bermuda, and its telephone number at such location is: (441) 295-1422. Certain management, shareholder relations and administrative services are provided to the Company by First South Africa Management Corp., a Delaware corporation that is a wholly-owned subsidiary of the Company ("FSAM"). FSAM's principal executive offices are located at 2665 South Bayshore, Suite 702, Coconut Grove, Florida 33133, and its telephone number at such location is (305) 857-5009.

                                  The Offering

Securities Registered(1)............2,591,301  shares  of  Common  Stock  to  be issued  upon  exercise  of the  Class  A and
                                    Class B Warrants  issued in connection  with
                                    the Initial  Public  Offering.  Each Class A
                                    Warrant  entitles the holder to purchase one
                                    share  of  Common  Stock  and  one  Class  B
                                    Warrant  for $6.50 until  January 24,  2001.
                                    Each Class B Warrant  entitles the holder to
                                    purchase one share of Common Stock for $8.75
                                    until January 24, 2001.  The exercise  price
                                    and number of shares  issuable upon exercise
                                    of the  Class A  Warrants  and  the  Class B
                                    Warrants  are  subject  to   adjustment   in
                                    certain circumstances.

Common Stock outstanding
prior to the offering hereby........5,274,749 shares of Class A Common Stock

Common Stock trading symbol
on the Nasdaq National Market.......FSAC

-----------------------------
(1)  Assuming exercise of all outstanding Class A Warrants and Class B Warrants.

                                  RISK FACTORS

            An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. Certain information incorporated by reference into this Prospectus include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. These are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statement contained in such discussions. Additional information on the risk factors which could effect the Company's financial results is included in this Prospectus and in the Company's Annual Report for the fiscal year ended June 30, 1997 on Form 10-K and the Company's Quarterly Reports for the first and second quarters of fiscal year 1998 on Form 10-Q and in other comments incorporated by reference herein.

RISKS RELATING TO OPERATIONS IN SOUTH AFRICA

            The Company's operations are conducted through its direct and indirect subsidiaries located in South Africa. For the foreseeable future, the Company expects to continue to focus all of its efforts in South Africa. The conduct of the Company's business in South Africa exposes the Company to certain risks, including the following:

            POLITICAL RISKS. Historically, the social structure of South Africa was governed according to the apartheid system. Racial tensions in South Africa have from time to time resulted in social unrest, strikes, riots and other sporadic localized violence. The apartheid system also resulted in the imposition of international financial and trade sanctions against South Africa. Although a new interim constitution was adopted providing for universal suffrage and the first national election under the new constitution took place in April 1994, there can be no assurance that social unrest, which could range in magnitude from civil disobedience to civil war, will not occur. The Company's businesses in South Africa have experienced politically-related work stoppages in the past, although since 1994 no such disturbance has been material. In addition, certain other countries in the region are currently engaged in or have had civil war with the corresponding severe adverse economic and social conditions and effects. Moreover, there can be no assurance as to the economic and tax policies which the South African government may pursue and whether those policies may include nationalization, expropriation and confiscatory taxation. Nationalization, expropriation or confiscatory taxation, as well as currency blockage, political changes, government regulation, strikes, political or social instability or diplomatic developments could adversely affect the economy of South Africa and could have a material adverse effect on the Company.

            RISKS RELATED TO CURRENCY EXCHANGE. All of the Company's operating subsidiaries do business in South African Rand and the Company's revenues are generally received in such currency. Historically, there has been significant inflation in South Africa (averaging 10-15% per annum in recent years) and significant fluctuations in the exchange rate of the South African Rand. Because South Africa's inflation rate would impact its economy both domestically and internationally, and higher levels of inflation have frequently reduced the real return on capital and investment (thereby lowering the demand for capital goods including the types that the Company produces), South Africa's level of inflation may increase the Company's risk related to currency fluctuation. The U.S. Dollar equivalent of the Company's net assets and results of operations will be adversely affected by reductions in the value of the Rand relative to the U.S. Dollar. Similarly, if the exchange rate declines between the time the Company incurs expenses in other currencies and the time cash expenses are paid, the amount of South African Rand required to be converted into such other currencies in order to pay such expenses could be greater than the equivalent amount of such expenses in South African Rand at the time they were incurred. The exchange rate for South African Rand against the U.S. dollar declined during fiscal year 1997 during which period the average rate of exchange for the Rand against the dollar was $1.00 to Rand 4.53 as compared with an average rate of $1.00 to Rand 3.85 for fiscal year 1996. As of April 1, 1998, the Rand was trading at approximately 5.04 Rand to the Dollar.

            ECONOMIC RISKS. The economy of South Africa may differ unfavorably from the U.S. economy in such respects as growth of gross domestic product or gross national product, rate of inflation, taxation, capital reinvestment, resource self-sufficiency and balance of payments position. South Africa may be particularly susceptible to changes in the world price of gold and other primary commodities as these represent a majority of South Africa's exports. Any such unfavorable aspects of the South African economy may materially adversely affect the financial condition of the Company.

            GOVERNMENT REGULATORY CONSIDERATIONS. Generally, the making of loans by the Company to its subsidiaries, the ability of those subsidiaries to borrow from South African sources and the repatriation of dividends, interest and royalties by those subsidiaries is regulated by the Exchange Control Department of the South African Reserve Bank (the "Reserve Bank"). South Africa formerly operated a dual currency system comprising the commercial rand and the financial rand, which was abolished in 1995. The financial rand was the investment currency, which traded at a discount to the commercial rand. No guarantee can be given that the financial rand will not be reintroduced in the future with possible adverse consequences on the U.S. dollar value of the Company's investments in South Africa. Current South African Exchange Control Regulations provide that, subject to any exemption which may be granted by the South African Treasury (the "Treasury"), no non-resident of South Africa and no "affected person" (which includes any entity (i) that may distribute 50% or more of its capital, assets or earnings to a non-resident of South Africa or (ii) 50% or more of the voting power of which is controlled by a non-resident of South Africa) may provide any "financial assistance" to any South African resident. "Financial assistance" is broadly defined to include any loans, guarantees, sale/leasebacks, etc. Because FSAH will be deemed to be an "affected person," the Company is generally required to obtain the permission of the Treasury prior to loaning money to, providing guarantees on behalf of, or otherwise providing "financial assistance" to FSAH. Notwithstanding the above, a South African company such as FSAH is permitted a certain level of local borrowing without reference to the exchange control authorities and without prior consent. The amount which any affected person may borrow is calculated in accordance with the following formula:

                100%+ (PERCENTAGE SOUTH AFRICAN INTEREST X 100%)
                      ------------------------------------------
                       (percentage non-resident interest).

In addition, the terms of repayment of any such loan and the interest rate (which is generally market-related) will be regulated.

            Under other regulations, no person may, without permission, acquire any security from a non-resident or make any entry in a security register which involves the transfer of a security into or out of the name of a non-resident. The control is exercised by placing the endorsement "non-resident" on all securities owned by non-residents or in which non-residents have an interest. The non-resident endorsement is placed on the share certificates by a bank and is in practice easy to obtain.

            Certain other regulations impact the remittance of dividends and interest from South Africa, including any potential dividends to the Company from a South African subsidiary. In practice, the South African Reserve Bank does not restrict the remittance of genuine dividends from income earned by South African companies although approval must be obtained. As a result, there can be no assurance that a South African subsidiary would be permitted to declare and pay a dividend to the Company.

ABSENCE OF SUBSTANTIVE DISCLOSURE RELATING TO ACQUISITIONS

            Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition. See "Description of Securities "

            South African companies that may be acquired by the Company are subject to South African GAAP which, in certain instances, may differ from U.S. GAAP. Although the Company intends to prepare financial statements in accordance with U.S. GAAP, the Company can provide no assurance that it will be able to do so. Although the Company is unaware of any South African GAAP requirement that would adversely affect it, there can be no assurance that the Company's financial condition or the ability of the Company to consummate future acquisitions will not be adversely affected by differences between South African GAAP and U.S. GAAP.

RISKS RELATED TO MANAGING NEWLY ACQUIRED BUSINESSES

            Acquisitions may involve difficulties related to the integration of acquired businesses, some of which may have different cultures, operating methodologies, margins or business risks. The failure to timely integrate the Company's business with that of an acquired entity may result in a material adverse effect on the Company's results of operations and financial condition. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel and clients, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole.

HOLDING COMPANY STRUCTURE

            The Company is a holding company with no operations or significant assets other than its ownership of equity interests in direct and indirect subsidiaries as described in this Prospectus (and cash on hand in the amount of $19,147,855 as at December 31, 1997). The Company will rely on cash dividends and other permitted payments from its subsidiaries, as well as its cash holdings, to make principal and interest payments on outstanding indebtedness of the Company. See "-- Risks Relating to Operations in South Africa."

RISKS RELATED TO OPERATIONS OF FSA FOODS

            Two of the operating subsidiaries of FSA Foods each rely on a single major customer for a substantial portion of their respective revenues. The loss of any such major customer may have a material adverse effect on the financial condition of the Company. There can be no assurance that such major customers will continue to purchase the products of such FSA Foods subsidiaries.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

            There can be no assurance that the Company's operating subsidiaries will continue to operate profitably, or that prior trends will be indicative of future results of operations. Future results of operations may fluctuate significantly based upon factors such as increases in competition, losses incurred by new businesses that may be acquired in the future, currency fluctuations, political changes, macroeconomic factors, the continued availability of new materials and other circumstances that may not be reasonably foreseeable at this time.

COMPETITION

            The Company competes with a number of companies, from South Africa and from other countries, offering similar products and services, some of whom may have substantially greater financial, management, technical and other resources than the Company. As a result of South Africa's recent political transformation, some South African businesses may be adversely affected by increased competition from foreign firms doing business in South Africa. In addition, South Africa has historically imposed significant tariffs against a number of industrial products. To the extent such tariffs are reduced or removed to comply with international treaty requirements or otherwise, the Company would face much greater pressure from globally competitive firms. There can be no assurance that the Company will compete effectively with such other companies or that other companies will not develop products which are superior to the Company's or which achieve greater market penetration. In addition, the Company may experience competition from other companies seeking to identify and consummate acquisitions of South African companies. Such competition may result in the loss of an acquisition candidate or an increase in the price the Company would be required to pay for any such acquisition.

LABOR RELATIONS

            A significant number of South Africa's workers belong to either registered or unregistered trade unions, and most of the major industries are unionized. A number of the trade unions have close links to various political parties. In the past, trade unions have had a significant influence in South Africa as vehicles for social and political reform as well as the collective bargaining process. It is uncertain whether labor disruptions will be used to advocate political causes in the future. Significant labor disruptions could have a material adverse effect on the financial condition of the Company.

            South Africa has also recently enacted a new Labour Relations Act. The Act entrenches the rights of employees to belong to trade unions and the rights of representative trade unions to have access to the workplace. The right to strike is guaranteed, as is the right to participate in secondary strikes, in certain prescribed circumstances. The right to picket has also been entrenched. The Act recognizes the rights of employers to belong to employers' associations. Importantly, the Act envisages an increased role for employees in the decision making of companies by providing, where a majority trade union so requests, for the compulsory establishment of workplace forums to represent the interests of employees where a company employs more than 100 employees. The range of issues on which the workplace forum must be consulted include restructuring of the workplace, partial or total plant closures, mergers and transfers of ownership insofar as these affect employees, and retrenchments. The implementation of the Labour Relations Act's provisions may have a material adverse effect on the Company's cost of labor and consequently on its financial condition. New legislation is currently being proposed regarding minimum conditions of labor. Such legislation, if enacted, is expected to increase South African labor costs.

DEPENDENCE ON KEY PERSONNEL

            The Company's success depends upon the continued contributions of its executive officers, most of whom are also principal stockholders of the Company, and the continued contributions of the management of Starpak, L.S. Pressings, Europair, FSA Foods and the FSA Foods Subsidiaries. The Company has obtained key man insurance in the amounts of $2,000,000 on the lives of each of Michael Levy and Clive Kabatznik. The business of the Company could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to the Company by, its executive officers.

CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS; POSSIBLE DEPRESSIVE EFFECT ON THE PRICE OF THE COMPANY'S SECURITIES

            The Company's founders and certain other shareholders own 1,822,500 shares of Class B Common Stock (excluding certain shares of Common Stock and options), representing approximately 25.7% of the Company's outstanding capital stock and approximately 63.3% of the total voting power (assuming no conversion of the outstanding debentures and the increasing rate debentures and no exercise of the other outstanding warrants and options) and are able to elect all of the Company's directors and otherwise control the Company's operations. Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquires may be discouraged from seeking to acquire control of the Company through the purchase of Common Stock, which could have a depressive effect on the price of the Company's securities and will make it less likely that shareholders receive a premium for their shares as a result of any such attempt. See "Description of Securities."

DIVIDENDS UNLIKELY

            The Company has not paid any cash dividends and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

            The Class A Warrants and the Class B Warrants are redeemable by the Company at a redemption price of $.05 per Warrant upon 30 days' prior written notice if the average bid price per share of the Common Stock exceeds $9.10 (subject to adjustment) with respect to the Class A Warrants and $12.25 (subject to adjustment) with respect to the Class B Warrants, for 30 consecutive trading days ending within 15 days of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The average bid price per share of Common Stock for the 30 consecutive trading days ending April 1, 1998 was $611/16 and the average bid price per Class A Warrant for such period was $21/2 per Warrant. See "Description of Securities - Warrants."

SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

            Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or otherwise, including with respect to outstanding Class A Warrants and Class B Warrants, or the possibility of such sales in the public market, could have a material adverse affect on the market price of the securities offered hereby. As of April 1, 1998, there is presently an aggregate of 5,274,749 shares of Common Stock and 1,822,500 Class B Common Stock outstanding (assuming no conversion of the Company's outstanding debentures and increasing rate debentures and no exercise of the other outstanding warrants and options). In addition, an aggregate of 2,591,301 shares of Common Stock are issuable upon exercise of the Warrants issued by the Company and upon exercise of the Warrants included in the Units sold in connection with the Initial Public Offering. The 2,300,000 shares of Common Stock included as part of the Units sold in the Initial Public Offering were freely tradeable without restriction under the Securities Act immediately following the Initial Public Offering. All other shares of Common Stock and the shares of Class B Common Stock, are "restricted securities" as that term is defined under the Securities Act, and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a Registration Statement filed under the Securities Act. Of the 5,274,749 shares of Common Stock issued and outstanding as of the date of this Prospectus, 1,276,588 shares were issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreements between American Stock Transfer and Trust Company ("Escrow Agent"), FSAH, the holders of Class B Common Stock and the Company, respectively. In addition the Company has issued 142,918 shares of Common Stock to the prior shareholders of SA Leisure subject to a two-year lock-up period. Of the 1,822,500 shares of Class B Common Stock issued and outstanding upon the date of this Prospectus, 729,979 shares were issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement. Such shares of Common Stock and Class B Common Stock (issued with respect to the FSAC Escrow Agreements and the FSAH Escrow Agreement) are "restricted securities" which in the future may be sold in compliance with Rule 144 or pursuant to a registration statement filed under the Securities Act. All the shares of Common Stock issued pursuant to the FSAC Escrow Agreements will be eligible for sale under Rule 144 in July 1998. All of the shares of Class B Common Stock are currently eligible for sale under Rule 144. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount not to exceed the greater of (a) one percent (1%) of the Company's issued and outstanding Common Stock, or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

            D.H. Blair Investment Banking Corp., the Company's Underwriter in connection with its Initial Public Offering ("D.H. Blair") and certain other holders have the right to two demand registrations of the Units underlying the Unit Purchase Options. The holders of the Unit Purchase Options also will have certain piggyback registration rights. The exercise of registration rights may involve substantial expense to the Company and have a depressive effect on the market price of the Company's securities.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

            The Company's Memorandum of Association authorizes the issuance of 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

LIMITED RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW AND BYE-LAWS OF THE COMPANY

            The Company's corporate affairs are governed by its Memorandum of Association and bye-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. The Company's bye-laws limit the right of securityholders to bring an action against officers and directors of the Company. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if the Company were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of the Company's shares of Common Stock may be more limited in their ability to protect their interests in the Company. In addition, there is uncertainty whether the courts of Bermuda would enforce judgements of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

                                 USE OF PROCEEDS

            The Company will receive an exercise price of $6.50 per each Class A Warrant exercised and $8.75 per each Class B Warrant exercised. Assuming that all Warrants are exercised, the Company will realize proceeds in the amount of $20,680,948. Such proceeds will be used by the Company primarily for potential acquisitions and secondarily for working capital and other general corporate purposes.

            The Company will bear all expenses in connection with (i) the filing of the Registration Statement of which this Prospectus forms a part; and (ii) the Warrant Solicitation Fee, if any, payable to D.H. Blair.

                            DESCRIPTION OF SECURITIES

            DESCRIPTION OF WARRANTS. The following is a summary of certain provisions contained in a Warrant Agreement (the "Warrant Agreement") dated as of January 24, 1996, as subsequently amended, between the Company and American Stock Transfer & Trust Company, as Warrant Agent, which Warrant Agreement sets forth all of the terms and provisions of the Warrants. This summary does not purport to be complete and is qualified in its entirety by the terms of the Warrant Agreement, a copy of which is filed as an Exhibit to the Registration Statement.

            CLASS A WARRANTS. Each Class A Warrant entitles the registered holder to purchase one share of Common Stock and one Class B Warrant, at an exercise price of $6.50 until January 24, 2001. The Class A Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A Warrant, if the closing price of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share (subject to adjustment by the Company, as described below, in the event of any reverse stock split or similar events). "Closing price" shall mean the closing sale price on the Nasdaq Small Cap Market. The notice of redemption will be sent to the registered address of the registered holder of the Class A Warrant. All Class A Warrants must be redeemed if any are redeemed.

            CLASS B WARRANTS. Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.75 per share at any time after issuance until January 24, 2001. The Class B Warrants are redeemable by the Company on 30 days' prior written notice at a redemption price $.05 per Class B Warrant, if the closing price of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share (subject to adjustment by the Company, as described below, in the event of any reverse stock split or similar events). The notice of redemption will be sent to the registered address of the registered holder of the Class B Warrant. All Class B Warrants must be redeemed if any are redeemed.

            GENERAL. The Class A Warrants and Class B Warrants were issued pursuant to the Warrant Agreement among the Company, D.H. Blair and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent") and are evidenced by warrant certificates in registered form. The exercise price of the Warrants and the number and kind of shares of Common Stock to be obtained upon the exercise of the Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock or the issuance of shares of Common Stock at less than the market price of the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company for less than the market value, a merger or other unusual events (other than share issuances pursuant to employee benefit and stock incentive plans for directors, officers and employees of the Company) so as to enable holders of Warrants, to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the kind and number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrants. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Warrants.

            EXERCISE OF WARRANTS. The Warrants will be exercised upon surrender of the Warrant certificate at the offices of the Warrant Agent with the form "Election of Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of Warrants being exercised. Shares of Common Stock issuable upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

            RIGHTS OF WARRANTHOLDERS. The Warrants do not confer upon the holders of Warrants (the "Warrantholders") any voting or other rights of the Shareholders of the Company. Upon notice to the Warrantholders, the Company has the right in its sole discretion to reduce the exercise price or extend the expiration date of the Warrants. Although this right is intended to benefit the Warrantholders, to the extent the Company exercises this right when the Warrants would otherwise be exercisable at a price higher than the prevailing market price of the Common Stock, the likelihood of exercise, and resultant increase in the number of shares outstanding, may result in making more costly, or impeding, a change in control in the Company.

            The description above is subject to the provisions of the Warrant Agreement, which has been filed as an Exhibit to the Company's Registration Statement and which is hereby incorporated by reference.

                            WARRANT SOLICITATION FEE

            In connection with the Initial Public Offering, the Company entered into an underwriting agreement (the "Underwriting Agreement") with D.H. Blair, pursuant to which it acted as the underwriter for the Company's offer and sale of 2,000,000 Units. In addition to certain underwriting discounts, commissions and a non-accountable expense allowance, the Underwriting Agreement contained certain provisions which have a continuing effect upon the Company, in general, and which relate to the exercise of the Warrants.

            Upon the exercise of any Warrant(s) after January 23, 1997, the Company will pay D.H. Blair a fee of 5% of the aggregate exercise price of the Warrants, of which a portion may be reallowed to the dealer who solicited the exercise (which may also be D.H. Blair) if: (i) the market price of the Company's Common Stock is greater than the exercise price of the Warrants on the date of exercise; (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc., (iii) the Warrant is not held in a discretionary account; (iv) the disclosure of compensation arrangements has been made in documents provided to customers, both as a part of the original offering and at the time of exercise, and (v) the solicitation of the Warrant was not in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. The Company has agreed not to solicit the exercise of any Warrants other than through the Underwriter.

                                  LEGAL MATTERS

            The validity of the Shares offered hereby will be passed upon by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036.

                                     EXPERTS

            The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the years ended June 30, 1997 and June 30, 1996 have been audited by Price Waterhouse, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated herein in reliance upon such firm, its reports and upon the authority of such firm as an expert in accounting and auditing.

======================================    ======================================

     No person has been authorized to
give  any  information  or to make any
representation in connection with this
offering other than those contained in
this  Prospectus  or a  supplement  to
this  Prospectus,  and,  if  given  or
made,   such  other   information   or
representations  must  not  be  relied
upon as having been  authorized by the
Company or any other  person.  Neither
this  Prospectus nor any supplement to
this  Prospectus  constitutes an offer
to  sell  or  the  solicitation  of an
offer to buy any securities other than
the  securities to which it relates or
an offer  to sell or the  solicitation
of an offer to buy such  securities in
any  jurisdictions  where,  or to  any
person to whom, it is unlawful to make
such  offer or  solicitation.  Neither
the delivery of this  Prospectus  or a
supplement to this  Prospectus nor any
sale  made   hereunder  or  thereunder
shall, under any circumstances, create
any implication that there has been no
change in the  affairs of the  Company          885,749 Class A Warrants
since the date  hereof or  thereof  or          819,803 Class B Warrants
that the information  contained herein
or  therein  is correct as of any time              2,591,301 Shares
subsequent to its date.                               Common Stock

               ----------
                                             FIRST SOUTH AFRICA CORP., LTD.

TABLE OF CONTENTS                 PAGE

Available Information .............. 4               April ___, 1998
Incorporation of Certain Documents.. 4
Prospectus Summary.................. 6
Risk Factors........................ 8
Use of Proceeds.....................14
Description of Securities...........15
Warrant Solicitation Fee ...........17
Legal Matters.......................17
Experts.............................17


======================================    ======================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.     EXHIBITS.

Exhibit
Number                               Description
------                               -----------

*4(a) Memorandum of Association of the Company, as filed September 6, 1995. (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 File No. 33-99180).

*4(b) Bye-Laws of Company, as adopted October 30, 1995. (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 File No. 33-99180).

*4(c) Warrant Agreement between the Company and American Stock Transfer & Trust Company, the Company's transfer agent, with the Company's form of Warrant Certificate attached thereto. (Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1- File No. 33-99180).

*5.1          Opinion of Conyers, Dill & Pearman.

**23(a)       Consent of Price Waterhouse.

*23(c) Consent of Parker Chapin Flattau & Klimpl, LLP (included in the opinion filed as Exhibit 5.1).

**24.01 Power of Attorney of a certain officer and director of the registrant (included on signature page).



---------------------
*   Previously filed.
** Filed herewith.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coconut Grove, State of Florida, on the 9th day of April, 1998.


                                        FIRST SOUTH AFRICA CORP., LTD.


                                        By:  /s/ Clive Kabatznik
                                           -------------------------------------
                                           Clive Kabatznik, Vice Chairman of the
                                           Board and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clive Kabatzink with powers of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement was signed by the following persons in the capacities and on the date indicated.


      SIGNATURE                    TITLE                              DATE

          *                   Chairman of the Board                April 9, 1998
-----------------------
Michael Levy

/s/ Clive Kabatznik           Vice Chairman of the Board,          April 9, 1998
-----------------------       President, Chief Executive Officer,
Clive Kabatznik               Chief Financial Officer, Controller
                              and Director

          *                   Director                             April 9, 1998
-----------------------
 Cornelius J. Roodt


          *                   Director                             April 9, 1998
-----------------------
Charles S. Goodwin


/s/ Mfundiso J. Njeke         Director                             April 9, 1998
-----------------------
Mfundiso J. Njeke



*By: /s/ Clive Kabatznik
    --------------------
      Clive Kabatznik
      Attorney-in-fact